UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015 (January 21, 2015)

CHATHAM LODGING TRUST

(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida		33480
(Address of principal executive offices)		(Zip Code)

(561) 802-4477

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 21, 2015, Chatham Lodging Trust (the “Company”) announced the following:

Hotel Under Contract

On January 21, 2015, the Company entered into a purchase and sale agreement to acquire an upscale extended-stay hotel located in San Diego, California for an aggregate purchase price of approximately $90 million (the “San Diego Acquisition”), or approximately $375,000 per room, before allocation of the purchase price to retail or parking at the hotel. The hotel’s operations include two third-party retail restaurants and a parking garage that earns revenue from sources outside of the hotel. Completion of the San Diego Acquisition is contingent upon satisfaction of certain closing conditions, with closing expected during the first quarter of 2015. The Company cannot assure you, however, that it will complete the San Diego Acquisition because the acquisition is subject to the Company’s completion of satisfactory due diligence and other customary closing conditions. In addition, the Company cannot assure you that if it is successful in completing the San Diego Acquisition, it will be on the terms described above.

The Company expects that following the completion of the San Diego Acquisition, it will enter into a new management agreement with Island Hospitality Management, or IHM, for management of the hotel. Mr. Jeffrey H. Fisher, the Company’s Chairman, President and Chief Executive Officer, owns a 51% interest in IHM. The management agreement with IHM is expected to provide for a base management fee equal to 3.0% of the hotel’s gross room revenue, a revenue management fee equal to $750 per month and an accounting fee of up to $1,200 per month.

Fourth Quarter and Full Year 2014 Preliminary RevPAR Results

Although the Company’s audited consolidated financial statements for the year ended December 31, 2014 are not yet complete, the Company currently anticipates reporting revenue per available room, or RevPAR, for its 34 wholly owned hotels of $112 and $122 for the three months and year ended December 31, 2014, respectively, up 6.6% and 8.2% over the corresponding prior year periods, respectively.

The Company has prepared its anticipated RevPAR for the three months and year ended December 31, 2014 in good faith based on its internal reporting. However, the Company’s anticipated RevPAR for the three months and year ended December 31, 2014 is derived from its anticipated total revenue for the three months and year ended December 31, 2014, an amount that has not been audited and is subject to revision based on the completion of the accounting and financial reporting processes necessary to finalize the Company’s consolidated financial statements as of and for the year ended December 31, 2014.

The Company’s anticipated RevPAR for the three months and year ended December 31, 2014 has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the Company’s anticipated total revenue or RevPAR for the three months and year ended December 31, 2014. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to this information. The Company cannot assure you that, upon completion of such accounting and financial reporting processes and finalizing the financial statements as of and for the year ended December 31, 2014, it will not report RevPAR for the three months and year ended December 31, 2014 materially different than as set forth above. The Company’s anticipated RevPAR for the three months and year ended December 31, 2014 should not be viewed as a substitute for its consolidated financial statements and related notes prepared in accordance with GAAP or as a complete measure of the Company’s operating performance. This information should be read in conjunction with the Company’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each of which have been filed with the Securities and Exchange Commission. Furthermore, the Company’s anticipated RevPAR for the three months and year ended December 31, 2014 is not necessarily indicative of the operating performance of the Company’s hotels for any future period and investors are cautioned not to place undue reliance on this information.

Other Matters

During the quarter ended December 31, 2014, the Company closed on three separate mortgage loans totaling $54.5 million, the proceeds of which were used to pay down borrowings under the Company’s senior secured revolving credit facility. Each loan is individually secured by a hotel acquired by the Company in 2010. The loans carry fixed interest rates that range from 4.25% to 4.323%. Two of the loans mature in 2024 and one matures in 2025. Each loan will amortize based on a 30-year amortization period, but the first two years of each loan is interest only. Each loan is secured by a first mortgage lien on the loan’s respective hotel and its related equipment, fixtures, personal property and other assets.

During the quarter ended December 31, 2014, the Company sold 175,000 common shares pursuant to its at-the-market offering program (“ATM Offering Program”) at an average price of $26.71 per share, raising net proceeds, after sales commissions and fees, of approximately $4.7 million. No common shares have been sold through the ATM Offering Program in 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST (Registrant)

Date: January 21, 2015	By:	/s/ Dennis M. Craven
Dennis M. Craven
Executive Vice President and Chief Financial Officer